                                                                   Sub-Item 77C

              SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

          INVESCO VAN KAMPEN CALIFORNIA VALUE MUNICIPAL INCOME TRUST

An Annual Meeting ("Meeting") of Shareholders of Invesco Van Kampen California Value Municipal Income Trust (the "Fund") was held on July 17, 2012. The Meeting was held for the following purpose:

(1). Elect three Class I Trustees, by the holders of Common Shares and Preferred Shares voting together as a single class, each of whom will serve for a three-year term or until a successor shall have been duly elected and qualified.

The results of the voting on the above matter were as follows:

                                              Votes     Votes
                 Matter                        For     Against
                 ------                     ---------- -------
                 (1). David C. Arch........ 19,692,481 936,917
                      Jerry D. Choate...... 19,716,619 912,779
                      Suzanne H. Woolsey... 19,704,355 925,043

The Meeting was adjourned until August 14, 2012, with respect to the following proposals:

(1). Approval of an Agreement and Plan of Redomestication that provides for the reorganization of the Fund as a Delaware statutory trust by the holders of Common Shares and Preferred Shares voting separately.

(2b.i) Approval of an Agreement and Plan of Merger that provides for Invesco California Municipal Income Trust to merge with and into the Fund by holders of Common Shares and Preferred Shares voting separately.

(2b.ii) Approval of an Agreement and Plan of Merger that provides for Invesco California Quality Municipal Securities to merge with and into the Fund by holders of Common Shares and Preferred Shares voting separately.

(2b.iii) Approval of an Agreement and Plan of Merger that provides for Invesco
         California Municipal Securities to merge with and into the Fund.

The results of the voting on the above matters were as follows:

                                       Votes     Votes   Votes   Broker
      Matters                           For     Against Abstain Non-Votes
      -------                        ---------- ------- ------- ---------
      (1).     Common Shares........ 11,967,569 893,583 599,864 7,475,413
               Preferred Shares.....      1,160       0       0         0

      (2b.i)   Common Shares........ 11,898,660 936,406 625,950 7,475,413
               Preferred Shares.....      1,160       0       0         0

      (2b.ii)  Common Shares........ 11,889,901 929,438 641,677 7,475,413
               Preferred Shares.....      1,160       0       0         0

      (2b.iii) Common Shares........ 11,868,629 939,137 653,250 7,475,413
               Preferred Shares.....      1,160   1,160   1,160     1,160